Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

        We consent to the incorporation by reference in this Registration
Statement of PhyMatrix Corp. on Form S-3 (File No. 333-      ) of our report
dated March 31, 1997, except as to information presented in Note 20, for which the date is April 24, 1997, on our audits of the consolidated financial statements and financial statement schedule of PhyMatrix Corp. as of January
31, 1997 and January 31, 1996, and for the year ended January 31, 1997, and for the one month period ended January 31, 1996 and the combined financial statements of PhyMatrix Corp. as of December 31, 1995 and for the year ended December 31, 1995 and the period June 24, 1994 (inception) to December 31, 1994. We also consent to the reference to our firm under the caption "Experts."


                                   /s/ Coopers & Lybrand L.L.P.

Boston, Massachusetts
July 23, 1997